Filed Pursuant to Rule 424(b)(2) Registration No. 333-261476
The Bank of Nova Scotia
$1,582,000 Buffered Enhanced Participation Basket-Linked Notes Due December 10, 2024
The notes do not bear interest. The amount that you will be paid on your notes at maturity (December 10, 2024) is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (36.00% weighting), TOPIX (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index (12.00% weighting) and the S&P/ASX 200 Index (9.00% weighting) as measured from the trade date (June 6, 2023) to and including the valuation date (December 6, 2024). The initial basket level was set to 100 on the trade date and the final basket level will equal the sum of the products, as calculated for each basket component, of: (i) the final index level (the closing level of the basket component on the valuation date) divided by the initial index level (4,295.22 with respect to the EURO STOXX 50® Index, 2,236.28 with respect to TOPIX, 7,628.10 with respect to the FTSE® 100 Index, 11,468.27 with respect to the Swiss Market Index and 7,129.636 with respect to the S&P/ASX 200 Index (which in each case is the closing level of the applicable basket component on the trade date)) multiplied by (ii) the applicable initial weighted value for each basket component. If the final basket level is greater than the initial basket level, the return on your notes will be positive and will equal the product of the basket return multiplied by the participation rate of 120.10%. If the final basket level declines by up to 15.00% from the initial basket level, you will receive the principal amount of your notes. If the final basket level declines by more than 15.00% from the initial basket level, the return on your notes will be negative and you may lose up to your entire principal amount. Specifically, you will lose approximately 1.1765% for every 1% negative basket return below the buffer level of 85.00% of the initial basket level. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 principal amount of your notes:
●
if the final basket level is greater than the initial basket level (the basket return is positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return times the participation rate of 120.10%;

●
if the final basket level is equal to the initial basket level or less than the initial basket level but not by more than 15.00% (the basket return is zero or negative but equal to or greater than -15.00%), you will receive an amount in cash equal to $1,000; or

●
if the final basket level is less than the initial basket level by more than 15.00% (the basket return is negative and is less than -15.00%), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 117.65% times (c) the sum of the basket return plus 15.00%.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket component, the performances of the EURO STOXX 50® Index, TOPIX and the FTSE® 100 Index will have a significantly larger impact on your return on the notes than the performance of the Swiss Market Index or the S&P/ASX 200 Index. In addition, no payments on your notes will be made prior to maturity.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-16 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes were set on the trade date was $977.75 per $1,000 principal amount, which is less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-16 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total[1]
Original Issue Price	100.00%	$1,582,000.00
Underwriting commissions	1.38%	$21,831.60
Proceeds to The Bank of Nova Scotia	98.62%	$1,560,168.40
1 For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement, underlier supplement or product supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer
Pricing Supplement dated June 6, 2023

The Buffered Enhanced Participation Basket-Linked Notes Due December 10, 2024 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the basket and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the basket components and will not include a total return or dividend component. The notes are derivative products based on the performance of the basket. The notes do not constitute a direct investment in any of the shares, units or other securities represented by the basket components. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.
The economic terms of the notes (including the participation rate) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes is greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell the notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $35.50 per $1,000 principal amount).
Prior to September 6, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through September 5, 2023). On and after September 6, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-16 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement, and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	06417YJU4 / US06417YJU47
Type of Notes:	Buffered Enhanced Participation Basket-Linked Notes
Basket Components:
The EURO STOXX 50® Index (Bloomberg Ticker: “SX5E Index”), as published by STOXX Limited (“STOXX”); TOPIX (Bloomberg Ticker: “TPX Index”), as maintained by the Tokyo Stock Exchange, Inc. (“TSE”); the FTSE® 100 Index (Bloomberg Ticker: “UKX Index”), as published by FTSE Russell (“FTSE”); the Swiss Market Index (Bloomberg Ticker: “SMI Index”), as published by SIX Group Ltd. (“SIX Group”); and the S&P/ASX 200 Index (Bloomberg Ticker: “AS51 Index”), as published by S&P Dow Jones Indices LLC (“S&P”); see “Information Regarding the Basket and the Basket Components” herein. We refer to each of STOXX, TSE, FTSE, SIX Group and S&P as a “basket component sponsor”, and together as the “basket component sponsors”.

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:
$1,000 per note; $1,582,000 in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of this pricing supplement.

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	June 6, 2023
Original Issue Date:
June 13, 2023
Delivery of the notes will be made against payment therefor on the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:
December 6, 2024
The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement. Further, if the valuation date is not a trading day, the valuation date will be postponed in the same manner as if a market disruption event occurred.

Maturity Date:
December 10, 2024, subject to adjustment due to a market disruption event, a non-trading day or a non-business day, as described in more detail under “General Terms of the Notes—Maturity Date” in the accompanying product supplement

Principal at Risk:	You may lose all or a substantial portion of your investment in the notes if there is a percentage decrease from the initial basket level to the final basket level of more than 15.00%
Purchase at amount other than the principal amount:
The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the principal amount. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” in this pricing supplement.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates has agreed to sell the notes to GS&Co. at a discount reflecting commissions of $13.80 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $11.30 of selling commission.  GS&Co. initially offered the notes to the public at the original issue price set forth on the cover of this pricing supplement. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
A fee will also be paid to SIMON Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, in connection with the distribution of the notes.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our respective clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:
The payment at maturity will be based on the performance of the basket and will be calculated as follows:
•      If the final basket level is greater than the initial basket level, then the payment at maturity for each $1,000 principal amount of your notes will equal:
o    principal amount + (principal amount × basket return × participation rate)
•      If the final basket level is greater than or equal to the buffer level, but less than or equal to the initial basket level, then the payment at maturity for each $1,000 principal amount of your notes will equal the principal amount
•      If the final basket level is less than the buffer level, then the payment at maturity for each $1,000 principal amount of your notes will equal:
o    principal amount + [principal amount × buffer rate × (basket return + buffer percentage)]
In this case you will suffer a percentage loss on your principal amount equal to the buffer rate multiplied by the negative basket return in excess of the buffer percentage. Accordingly, you could lose up to 100% of your investment in the notes.

Initial Basket Level:	100
Initial Weighted Value; Initial Weight in Basket:
The initial weighted value for each of the basket components equals the product of the initial weight in the basket of such basket component times the initial basket level. The initial weight in the basket of each basket component is shown in the table below:

	Basket Component	Initial Weight in Basket
	EURO STOXX 50® Index	36.00%
	TOPIX	26.00%
	FTSE® 100 Index	17.00%
	Swiss Market Index	12.00%
	S&P/ASX 200 Index	9.00%
Initial EURO STOXX 50® Index Level:	4,295.22, which is the closing level of such basket component on the trade date.
Initial TOPIX Level:	2,236.28, which is the closing level of such basket component on the trade date.
Initial FTSE® 100 Index Level:	7,628.10, which is the closing level of such basket component on the trade date.
Initial Swiss Market Index Level:	11,468.27, which is the closing level of such basket component on the trade date.
Initial S&P/ASX 200 Index Level:	7,129.636, which is the closing level of such basket component on the trade date.
Final EURO STOXX 50® Index Level:
The closing level of such basket component calculated on the valuation date. In certain special circumstances, the final level will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Final TOPIX Level:
The closing level of such basket component calculated on the valuation date. In certain special circumstances, the final level will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Final FTSE® 100 Index Level:
The closing level of such basket component calculated on the valuation date. In certain special circumstances, the final level will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Final Swiss Market Index level:
The closing level of such basket component calculated on the valuation date. In certain special circumstances, the final level will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Final S&P/ASX 200 Index level:
The closing level of such basket component calculated on the valuation date. In certain special circumstances, the final level will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Final Basket Level:
The sum of the following: (1) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (2) the final TOPIX level divided by the initial TOPIX level, multiplied by the initial weighted value of TOPIX plus (3) the final FTSE® 100 Index level divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (4) the final Swiss Market Index level divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index plus (5) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index.

Basket Return:	The quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage
Participation Rate:	120.10%
Buffer Level:	85.00% of the initial basket level

Buffer Percentage:	15.00%
Buffer Rate:	The quotient of the initial basket level divided by the buffer level, expressed as a percentage, which equals approximately 117.65%
Closing Level:
As used herein, the “closing level” of a basket component on any date will be determined based upon the closing level published on the Bloomberg page for such basket component, or any successor page on Bloomberg or any successor service, as applicable, on such date

Trading Day:
(i) With respect to the EURO STOXX 50® Index, a day on which the level of such basket component is expected to be calculated and published by the basket component sponsor, regardless of whether one or more of the principal securities markets for the constituent stocks comprising such basket component (“component stocks”) are closed on that day and (ii) with respect to each of TOPIX, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index, a day on which the respective principal securities markets for all of the component stocks are scheduled to be open for trading, such basket component sponsor is scheduled to be open for business and such basket component is expected to be calculated and published by such basket component sponsor; although a basket component sponsor may publish a level with respect to a basket component on a day when one or more of the principal securities markets for such component stocks are closed, that day would not be a trading day for purposes of such basket component.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

INVESTOR SUITABILITY

The notes may be suitable for you if:
•	You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
•	You believe that the level of the basket will appreciate over the term of the notes
•	You are willing to invest in the notes based on the participation rate indicated herein
•
You can tolerate a loss of up to 100% of your investment and are willing to make an investment that, if the final basket level is less than the buffer level, has an accelerated downside risk greater than that of a hypothetical investment in the basket components or in the component stocks

•	You are willing to hold the notes to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the notes
•
You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket components or the price of the component stocks

•	You do not seek current income from your investment and are willing to forgo any dividends paid on the component stocks
•	You seek an investment with exposure to companies in the Eurozone, Japan, United Kingdom, Switzerland and Australia
•
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
•	You believe that the level of the basket will decline during the term of the notes
•	You require an investment designed to guarantee a full return of principal at maturity
•
You cannot tolerate a loss of up to 100% of your investment or are not willing to make an investment that, if the final basket level is less than the buffer level, has an accelerated downside risk greater than that of a hypothetical investment in the basket components or in the component stocks

•
You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket components or the price of the component stocks

•	You seek current income from your investment or are unwilling to forgo any dividends paid on the component stocks
•	You are unable or unwilling to hold the notes to maturity, a term of approximately 18 months, or you seek an investment for which there will be a secondary market
•	You do not seek an investment with exposure to companies in the Eurozone, Japan, United Kingdom, Switzerland and Australia
•	You are not willing to assume the credit risk of the Bank for all payments under the notes
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” beginning on page P-16 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are included for illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket components, as applicable, on the valuation date could have on the payment at maturity assuming all other variables remain constant.
The examples below are based on a range of final basket levels and closing levels of the basket components that are entirely hypothetical; the level of the basket on any day throughout the term of your notes, including the final basket level on the valuation date, cannot be predicted. The basket components have been highly volatile in the past, meaning that the levels of the basket components have changed considerably in relatively short periods, and their performances cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket components and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by us) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Participation rate	120.10%
Initial basket level	100
Buffer level	85.00% of the initial basket level
Buffer percentage	15.00%
Buffer rate	Approximately 117.65%
Neither a market disruption event nor a non-trading day occurs with respect to any basket component on the originally scheduled valuation date.

No change in or affecting any of the basket components or the methods by which any of the basket component sponsors calculates the EURO STOXX 50® Index, TOPIX, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index, respectively.

Notes are purchased on the original issue date at the principal amount and held to the maturity date.
The actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket component shown elsewhere in this pricing supplement. For information about the historical level of each basket component see “Information Regarding the Basket and the Basket Components” herein.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on a hypothetical investment in the basket components or in the component stocks.
The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
140.000%	148.040%
130.000%	136.030%
120.000%	124.020%
110.000%	112.010%
105.000%	106.005%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	94.118%
70.000%	82.353%
60.000%	70.588%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment at maturity that we would pay on your notes at maturity would be approximately 29.412% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose approximately 70.588% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final basket level were determined to be 0.000% of the initial basket level, you would lose 100.000% of your investment in the notes.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.
The following examples illustrate the hypothetical payment at maturity for each note based on hypothetical final levels of the basket components, calculated based on the key terms and assumptions above. The levels in Column A represent hypothetical initial levels for each basket component, and the levels in Column B represent hypothetical final levels for each basket component. The percentages in Column C represent hypothetical final levels for each basket component in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket component, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.
The hypothetical initial level for each basket component of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial level for that basket component. For historical data regarding the actual historical levels of the basket components, please see the historical information set forth below under “Information Regarding the Basket and the Basket Components”.

Example 1: The final basket level is greater than the initial basket level.
	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	103.00	103.00%	36.00	37.08
TOPIX	100.00	103.00	103.00%	26.00	26.78
FTSE® 100 Index	100.00	103.00	103.00%	17.00	17.51
Swiss Market Index	100.00	103.00	103.00%	12.00	12.36
S&P/ASX 200 Index	100.00	103.00	103.00%	9.00	9.27

				Final Basket Level:	103.00
				Basket Return:	3.00%
In this example, all of the hypothetical final levels for the basket components are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Because the hypothetical final basket level was determined to be 103.00, the hypothetical payment at maturity for each $1,000 principal amount of your notes will equal:
Payment at Maturity = $1,000 + ($1,000 × 3.00% × 120.10%) = $1,036.03

Example 2: The final basket level is less than the initial basket level, but greater than the buffer level. The payment at maturity equals the $1,000 principal amount.
	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	97.00	97.00%	36.00	34.92
TOPIX	100.00	97.00	97.00%	26.00	25.22
FTSE® 100 Index	100.00	97.00	97.00%	17.00	16.49
Swiss Market Index	100.00	97.00	97.00%	12.00	11.64
S&P/ASX 200 Index	100.00	97.00	97.00%	9.00	8.73

				Final Basket Level:	97.00
				Basket Return:	-3.00%
In this example, all of the hypothetical final levels for the basket components are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Because the hypothetical final basket level of 97.00 is greater than the buffer level of 85.00% of the initial basket level but less than the initial basket level of 100, the hypothetical payment at maturity for each $1,000 principal amount of your notes will equal the principal amount of the note, or $1,000.

Example 3: The final basket level is less than the buffer level. The payment at maturity is less than the $1,000 principal amount.
	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	50.00	50.00%	36.00	18.00
TOPIX	100.00	70.00	70.00%	26.00	18.20
FTSE® 100 Index	100.00	100.00	100.00%	17.00	17.00
Swiss Market Index	100.00	115.00	115.00%	12.00	13.80
S&P/ASX 200 Index	100.00	135.00	135.00%	9.00	12.15

				Final Basket Level:	79.15
				Basket Return:	-20.85%
In this example, the hypothetical final levels of the EURO STOXX 50® Index and TOPIX are less than their hypothetical initial levels, while the hypothetical final level of the FTSE® 100 Index is equal to its applicable hypothetical initial level and the hypothetical final levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable hypothetical initial levels.
Because the basket is unequally weighted, increases in the lower weighted basket components will be offset by decreases in the more heavily weighted basket components. In this example, the declines in the EURO STOXX 50® Index and TOPIX results in the hypothetical final basket level being less than the buffer level of 85.00% of the initial basket level even though the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.
Because the hypothetical final basket level of 79.15 is less than the buffer level of 85.00% of the initial basket level, the hypothetical payment at maturity for each $1,000 principal amount of your notes will equal:
Payment at Maturity = $1,000 + [$1,000 × 117.65% × (-20.85% + 15.00%)] = $931.18
Example 4: The final basket level is less than the buffer level. The payment at maturity is less than the $1,000 principal amount.
	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	50.00	50.00%	36.00	18.00
TOPIX	100.00	55.00	55.00%	26.00	14.30
FTSE® 100 Index	100.00	60.00	60.00%	17.00	10.20
Swiss Market Index	100.00	65.00	65.00%	12.00	7.80
S&P/ASX 200 Index	100.00	55.00	55.00%	9.00	4.95

				Final Basket Level:	55.25
				Basket Return:	-44.75%
In this example, the hypothetical final levels for all of the basket components are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Because the hypothetical final basket level of 55.25 is less than the buffer level of 85.00% of the initial basket level, the hypothetical payment at maturity for each $1,000 principal amount of your notes will equal:
Payment at Maturity = $1,000 + [$1,000 × 117.65% × (-44.75% + 15.00%)] = $650.00

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.
The payments at maturity shown above are entirely hypothetical; they are based on hypothetical levels of the basket components that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” in this pricing supplement.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of each basket component and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the notes will depend on the actual basket return, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, underlier supplement and product supplement.
Risks Relating to Return Characteristics
Risk of loss at maturity
You can lose up to your entire investment in the notes. The cash payment on your notes, if any, on the maturity date will be based on the performance of a weighted basket comprised of the EURO STOXX 50® Index, TOPIX, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index as measured from the initial basket level of 100 to the final basket level on the valuation date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the buffer rate times (ii) the sum of the basket return plus the buffer percentage times (iii) $1,000. Accordingly, you may lose up to your entire investment in the notes if the percentage decline from the initial basket level to the final basket level is greater than 15.00%.
Also, the market price of your notes prior to the maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the maturity date, you may receive far less than the amount of your investment in the notes.
The participation rate applies only at maturity
You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the notes themselves, and the return you realize may be less than the basket return multiplied by the participation rate even if such return is positive. You may receive the full benefit of the participation rate only if you hold your notes to maturity.
Holding the notes is not the same as holding the component stocks
Holding the notes is not the same as holding the component stocks. For instance, neither you nor any other holder or owner of your notes will have any rights with respect to the component stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the component stocks or any other rights of a holder of the component stocks. Your notes will be paid in cash and you will have no right to receive delivery of any component stocks.
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.
No interest
The notes do not bear interest and, accordingly, you will not receive any interest payments on the notes.

The amount payable on your notes is not linked to the level of each basket component at any time other than on the valuation date (except in the case of tax redemptions)
The final basket level will be based on the closing levels of the basket components on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket components dropped on the valuation date, the payment at maturity for your notes may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the closing levels of the basket components prior to such drop in the levels of the basket components. Although the actual levels of the basket components on the maturity date or at other times during the term of your notes may be higher than the closing levels of the basket components on the valuation date, you will not benefit from the closing levels of the basket components at any time other than on the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).
There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict whether and the extent to which the level of the basket will rise or fall. None of the Bank, the calculation agent, GS&Co. or any of our or their respective affiliates gives any assurance that the final basket level will be equal to or greater than the initial basket level or that the percentage decline from the initial basket level to the final basket level will not be greater than the buffer percentage. The final basket level may be influenced by complex and interrelated political, economic, financial and other factors that affect the levels of the basket components (and the component stocks). You should be willing to accept the risks of the price performance of equity securities in general and the component stocks in particular and the risk of losing some or all of your investment in the notes.
Furthermore, we cannot give you any assurance that the future performance of the level of the basket components (and the component stocks) will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the levels of the basket components (and the component stocks) would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Basket and the Basket Components” in this pricing supplement for further information regarding the historical performance of the basket components.
If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or at a discount to the principal amount.
Risks Relating to Characteristics of the Basket and Basket Components
The notes are subject to market risk
The return on the notes is directly linked to the performance of the basket, and the extent to which the basket return is positive or negative, and indirectly linked to the levels of the basket components and the prices of the component stocks. The levels of the basket can rise or fall sharply due to factors specific to the basket components and component stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions. In recent years, the COVID-19 pandemic has caused volatility in the global financial markets and a slowdown in the global economy. COVID-19 or any other communicable disease or infection may adversely affect the issuers of the component stocks and, therefore, the basket components and the basket.

The basket components reflect price return, not total return
The return on your notes is based on the performance of the basket, which reflects the changes in the market levels of the basket components, and the prices of their component stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the component stocks. The return on your notes will not include such a total return feature or dividend component.
The lower performance of one basket component may offset an increase in the other basket components
Declines in the level of one basket component may offset increases in the levels of the other basket components. As a result, any return on the basket, and thus on your notes, may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket components are not equally weighted, increases in the lower weighted basket components may be offset by even small decreases in the more heavily weighted basket components.
The basket return will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect a basket component whose component stocks are traded in currencies other than the U.S. dollar
Although the component stocks for the basket components are traded in currencies other than the U.S. dollar, the notes are denominated in U.S. dollars, and the calculation of the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such component stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the levels of the basket components (and therefore the basket closing level) or basket return, as applicable, and therefore, any amount payable on your notes. If the currencies in which the component stocks are denominated strengthen against the U.S. dollar, you will not benefit from that increase, which you would have had you owned such component stocks directly. The amount we pay in respect of the notes on the maturity date will be determined solely in accordance with the procedures described in this pricing supplement and under “General Terms of the Notes” in the accompanying product supplement.
The notes are subject to non-U.S. securities market risk
Each of the basket components is subject to risks associated with non-U.S. securities markets, specifically the regions of the Eurozone, Japan, United Kingdom, Switzerland and Australia. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks.
Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
In addition, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit remain uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular.

An investment in the notes is subject to risks associated with the Eurozone
Some of the basket components are subject to risks associated with the Eurozone. The Eurozone has undergone and may again undergo severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Increased financial stress, or political, legal or regulatory changes in the Eurozone may cause the USD/EUR exchange rate (and the exchange rate between the Euro and other currencies) to become significantly more volatile than it has been in the past. There is also a possibility that one or more Eurozone countries may cease to use the euro, which could also adversely affect the exchange rate between the euro and other currencies and potentially the convertibility of the euro in such countries. There is also the possibility that the euro may cease to exist or the USD/EUR exchange rate may otherwise become unavailable. If these events were to happen, the closing levels of the basket components and the value of, and any amount payable on, the notes could be adversely affected.
The Bank cannot control actions by the basket component sponsors and the basket component sponsors have no obligation to consider your interests
The Bank and its affiliates are not affiliated with the basket component sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket components. The basket component sponsors are not involved in the notes offering in any way and have no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and any amount payable on, your notes.
Investors should investigate the basket components and the component stocks as if making a hypothetical direct investment in the component stocks
Investors should conduct their own diligence of the basket components and the component stocks as an investor would if it were making a hypothetical direct investment in the component stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components or the component stocks. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the component stocks could affect any payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in the component stocks.
Past hypothetical performance of the basket and past performance of the basket components should not be taken as an indication of the future performance of the level of the basket or the levels of the basket components
The notes are directly linked to the performance of the basket and indirectly linked to the performance of the basket components (and component stocks), each of which is speculative and involves a high degree of risk. None of the Bank, the calculation agent or GS&Co., or any of our or their respective affiliates, gives any assurance as to the performance of the basket or the basket components. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the basket. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past hypothetical performance of the basket and past performance of the basket components should not be taken as a guarantee or assurance of the future performance of the basket or basket components, and it is impossible to predict whether the basket or basket components will rise or fall during the term of the notes.
There is no affiliation between the issuers of any component stock or any basket component sponsor and us, SCUSA or GS&Co.
The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the component stocks or the basket component sponsors. None of the Bank, SCUSA, GS&Co. or any of our or their respective affiliates, is affiliated with any issuer of a component stock or the basket component sponsors or have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components or the component stocks. You should make your own investigation into the basket components and the issuers of the component stocks. See the section entitled “Information Regarding the Basket and the Basket Components” in this pricing supplement for additional information about the basket components.

Changes affecting the basket components could have an adverse effect on the value of, and any amount payable on, the notes
The policies of each basket component sponsor concerning additions, deletions and substitutions of the component stocks and the manner in which each basket component sponsor takes account of certain changes affecting the component stocks of a particular basket component may adversely affect the closing level of the relevant basket component. The policies of each basket component sponsor with respect to the calculation of each basket component could also adversely affect the closing level of such basket component. Any of the basket component sponsors may discontinue or suspend calculation or dissemination of any of the basket components. Any such actions could have a material adverse effect on the value of, and any amount payable on, the notes.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes exceeds the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or been lower.
Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates
The Bank’s initial estimated value of the notes was determined by reference to its internal pricing models when the terms of the notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes
GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.
GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.
If the level of the basket changes, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” and “— The market value of the notes may be influenced by many unpredictable factors” herein.

The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•	the level of the basket components and, therefore, the basket;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the basket components;
•	the dividend rates of the component stocks for the basket components;
•	the correlation among the basket components;
•
economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the levels of the component stocks of the basket components and, therefore, the basket;

•	interest rate and yield rates in the market;
•	the time remaining until maturity; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the basket (and the levels of the basket components) over the full term of the notes, (ii) correlation among the basket components, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated level of the basket (and therefore the levels of the basket components) and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity even if the basket return at such time is positive, or negative but by a percentage equal to or less than the buffer percentage.
See “—The market value of the notes may be influenced by many unpredictable factors” herein.
Risks Relating to Hedging Activities and Conflicts of Interest
Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our respective clients and counterparties to be contrary to those of investors in the notes
The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the basket components. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket components and/or one or more of the component stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.
The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level or price of the basket components or the component stocks. Any of these hedging activities may adversely affect the level of the basket components, including the initial levels of the basket components on the trade date — directly or indirectly by affecting the price of the component stocks — and therefore the market value of the notes and the amount you will receive, if any, on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer, or an affiliate, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of the notes may decline.
The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the component stocks and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes
We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the component stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the basket components and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the component stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the basket components, including the initial levels of the basket components on the trade date, and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, GS&Co., and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the component stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within us, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.
We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the component stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the level of the basket components and the value of, and any amount payable on, the notes.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA or GS&Co., or our or their respective affiliates, regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the basket components.
The calculation agent can postpone the valuation date for the notes if a market disruption event with respect to any of the basket components occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event with respect to a basket component has occurred or is continuing, the valuation date for the affected basket component will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the valuation date will not be postponed by more than eight scheduled trading days. Moreover, if the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the valuation date, and the calculation agent will determine the applicable final level that must be used to determine the payment at maturity. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

General Risk Factors
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

INFORMATION REGARDING THE BASKET AND THE BASKET COMPONENTS

The Basket
The basket is comprised of five basket components with the following initial weights within the basket: the EURO STOXX 50® Index (36.00% weighting), TOPIX (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index (12.00% weighting) and the S&P/ASX 200 Index (9.00% weighting).
HYPOTHETICAL HISTORICAL BASKET LEVELS
Because the basket is a newly created basket and its level was first calculated on the trade date, there is no actual historical information about the basket closing levels as of the date of this pricing supplement. Therefore, the hypothetical basket closing levels of the basket below are calculated based on publicly available information for each basket component as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. The hypothetical basket closing levels have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of your notes.
The graph below illustrates the hypothetical performance of the basket from January 1, 2018 through June 6, 2023, based on the daily closing levels of the basket components. Past hypothetical performance of the basket is not indicative of the future performance of the basket.
Basket Closing Levels

We have derived all information contained herein regarding each basket component, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the respective basket component sponsor and/or its affiliates.
The level of each basket component has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of a basket component during the period shown below is not an indication that such basket component is more or less likely to increase or decrease at any time during the term of your notes. Past performance of a basket component is not indicative of its future performance.

 EURO STOXX 50® Index (“SX5E”)
The SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the SX5E trade in euros, and are allocated based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Please see “Indices — The EURO STOXX 50® Index” in the accompanying underlier supplement for additional information regarding the SX5E, its basket component sponsor and our license agreement with respect to the SX5E. Additional information regarding the SX5E, including its sectors, sector weightings and top constituents, may be available on the basket component sponsor’s website.
 Historical Closing Levels of the SX5E
The graph below illustrates the performance of the SX5E from January 1, 2018 through June 6, 2023. The closing level of the SX5E on June 6, 2023 was 4,295.22.

TOPIX (“TPX”)
TPX is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc. Please see “Indices — TOPIX®” in the accompanying underlier supplement for additional information regarding TPX, its basket component sponsor and our license agreement with respect to TPX. Additional information regarding TPX, including its sectors, sector weightings and top constituents, may be available on the basket component sponsor’s website.
Historical Closing Levels of TPX
The graph below illustrates the performance of TPX from January 1, 2018 through June 6, 2023. The closing level of TPX on June 6, 2023 was 2,236.28.

The FTSE® 100 Index (“UKX”)
The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. Please see “Indices — The FTSE® 100 Index” in the accompanying underlier supplement for additional information regarding the UKX, its basket component sponsor and our license agreement with respect to the UKX. Additional information regarding the UKX, including its sectors, sector weightings and top constituents, may be available on the basket component sponsor’s website.
 Historical Closing Levels of the UKX
The graph below illustrates the performance of the UKX from January 1, 2018 through June 6, 2023. The closing level of the UKX on June 6, 2023 was 7,628.10.

Swiss Market Index (“SMI”)
The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The SMI represents more than 75% of the free-float-market capitalization of the entire Swiss market. Please see “Indices — The Swiss Market Index” in the accompanying underlier supplement for additional information regarding the SMI, its basket component sponsor and our license agreement with respect to the SMI.
Historical Closing Levels of the SMI
The graph below illustrates the performance of the SMI from January 1, 2018 through June 6, 2023. The closing level of the SMI on June 6, 2023 was 11,468.27.

S&P/ASX 200 (“AS51”)
The AS51 includes 200 companies and covers approximately 80% of the Australian equity market by float-adjusted market capitalization. As discussed in the accompanying underlier supplement, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the Australian Securities Exchange. Please see “Indices — The S&P/ASX 200 Index” in the accompanying underlier supplement for additional information regarding the AS51, its basket component sponsor and our license agreement with respect to the AS51.
Historical Closing Levels of the AS51
 The graph below illustrates the performance of the AS51 from January 1, 2018 through June 6, 2023. The closing level of the AS51 on June 6, 2023 was 7,129.636.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, has agreed to purchase the notes at the principal amount and, as part of the distribution of the notes, has agreed to sell the notes to GS&Co. at a discount reflecting commissions of $13.80 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $11.30 of selling commission. GS&Co. initially offered the notes to the public at the original issue price set forth on the cover of this pricing supplement. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates. At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
A fee will also be paid to SIMON Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, in connection with the distribution of the notes.
In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co, or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.
Conflicts of Interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA, GS&Co., and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co., and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA, GS&Co., and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co., and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the basket. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above, as described further in the accompanying product supplement under “—Alternative Treatments”.
Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any entity the stock of which is included in a basket component would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder upon the taxable disposition (including cash settlement) of a note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, discussed below, gain realized from a taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the notes are not “delta-one” with respect to any basket component or any component stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting any basket component or any component stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of any basket component or any component stocks or the notes. If you enter, or have entered, into other transactions in respect of any basket component or any component stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the issuers of the component stocks).

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 27, 2021.